Exhibit 99.1

FOR IMMEDIATE RELEASE

October 27, 2004

Contacts:

David Neumann

Chief Financial Officer

Phone: (518) 782-7700 ext. 1161

Cynthia Mahoney White

Manager, Public Relations & Marketing

Phone: (518) 782-7700 ext. 1973

PLUG POWER REPORTS 3RD QUARTER RESULTS

Strengthened distribution channel, expanded product portfolio, increased revenue

LATHAM, N.Y. – October 27, 2004 — Plug Power Inc. (NASDAQ: PLUG), a leader in the development of proton exchange membrane fuel cell systems, today reported financial results and accomplishments for the quarter ended September 30, 2004.

Accomplishments during the quarter included:

•	Strengthened GenCore distribution channel: Plug Power signed an agreement with Tyco Electronics Power Systems, Inc., to market, promote and sell Plug Power’s GenCore®5T fuel cell systems for telecommunication backup applications. This agreement enables Plug Power to leverage Tyco’s North American sales network and complements the service agreement announced in June with Tyco Electronics Installation Services, Inc.

Additionally, Plug Power signed a distribution agreement with General Médica de Imágenes CxA (GEMEDICA) of the Dominican Republic and began shipping systems against a multiple-system order. GEMEDICA was founded in 1991 to serve the medical profession in the Dominican Republic, Haiti and Caribbean Islands. GEMEDICA is a full line distributor of GE Medical Systems imaging equipment,

•	Expanded GenCore® product portfolio: Plug Power announced the availability of GenCore®5T24, a 24-volt, 5-kilowatt backup fuel cell system that will be marketed to wireless service providers throughout North America. The GenCore 5T24 complements the Company’s other available products within the GenCore platform, the 5B 48-volt for industrial applications and the 5T 48-volt for wireline/wireless applications, which began shipping late last year.

•	Finalized agreement with N.Y. Office of General Services: Plug Power finalized a five-year agreement with the N.Y. Office of General Services to provide backup power systems to agencies within New York State. Terms of the agreement allow all state agencies, municipalities and not-for-profits chartered by the State to work directly with Plug Power and use the State’s approved contract list to procure Plug Power’s backup fuel cell systems.

•	Continued to ship and install systems at customer locations: Plug Power shipped twenty-five GenCore and fourteen GenSys systems to a combination of channel partners and end users during the quarter. In addition, ten GenCore systems were installed at the DTE Energy Hydrogen Power Park in Detroit that was commissioned October 19th. This installation represents the largest number of GenCore systems installed to-date at a single location.

•	Completed stringent testing for system certification and compliance: Earlier this year Plug Power successfully completed Network Equipment Building Systems (NEBS) level three compliance testing, a standard developed by the telecommunication industry that qualifies equipment under extreme environmental conditions and requires specific levels of product resiliency. During the quarter, Plug Power completed a more aggressive set of incremental testing to further enhance the marketability of GenCore in harsh climate applications. Additional testing included increased altitude and temperature, rail shock, brush fire simulation and wind driven rain testing.

Financial results:

Total revenue for the third quarter ended September 30, 2004, was $4.6 million compared to $3.5 million for the third quarter of 2003. Year-to-date total revenue was $11.6 million compared to $9.5 million during the same period in 2003. The Company continues to defer product and service revenue, a component of total revenue, at the time of sale and amortize that revenue over the period of the underlying service and other contractual obligations. Deferred revenue was $6.5 million at September 30, 2004.

Net loss for the quarter was $11.7 million or $0.16 per share, compared to $12.4 million or $0.20 per share for the same period in 2003. Year-to-date, the net loss was $34.9 million or $0.48 per share, compared to $39.0 million or $0.68 per share for the same period last year. The 2003 year-to-date net loss includes a charge of $3.0 million for the write-off of in-process research and development expense related to the acquisition of intellectual property and certain other assets acquired as a result of the merger with H Power Corp. (H Power).

Net cash used in operating activities for the third quarter ended September 30, 2004, was $7.3 million, compared to $8.3 million in the third quarter of 2003. The amount in 2003 included $0.3 million spent for acquisition fees and expenses, severance and integration costs related to the Company’s acquisition of H Power. Year-to-date, net cash used in operating activities was $25.8 million, compared to $27.6 million in the prior year, which included $3.2 million related to H Power. (See attached financial highlights).

Weighted average shares outstanding for the third quarter ended September 30, 2004, increased to 73.2 million shares, compared to 61.0 million shares during the third quarter of 2003. Year-to-date weighted average shares outstanding increased to 73.1 million compared to 57.7 million in 2003. At September 30, 2004, there were 73,226,526 shares issued and outstanding.

Plug Power has scheduled a conference call today at 10:00 AM (EDT) to review its third quarter 2004 results. Interested parties are invited to participate. To listen to the conference call, please call 617-801-9715 and enter the passcode PLUG. The live Web cast can be accessed by logging onto http://www.plugpower.com. A playback of the call will be available on the Web site until December 31, 2004. See the attached financial highlights for the third quarter 2004. For more information about Plug Power please visit http://www.plugpower.com.

About Plug Power

Plug Power Inc. designs and develops on-site energy systems based on proton exchange membrane fuel cells. Plug Power’s strategic partners include GE Fuel Cell Systems, DTE Energy Technologies, Vaillant GmbH, Honda R&D Co., Ltd., Engelhard Corporation and Pemeas GmbH (formerly Celanese Ventures.) The Company’s headquarters are located in Latham, N.Y., with offices in Washington, D.C., and The Netherlands. For additional information on the Company go to www.plugpower.com.

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This press release may contain statements which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Plug Power’s future results of operations, Plug Power’s product development expectations or of Plug Power’s financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Plug Power’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s reliance on its relationship with certain affiliates of General Electric (GEFCS); Plug Power’s ability to perform on its multi-generation product plan in a manner satisfactory to GEFCS; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; the ability to raise and provide the necessary capital to develop, manufacture and market Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products; fluctuations in the trading price and volume of Plug Power’s common stock and other risks and uncertainties discussed under the heading “Factors Affecting Future Results” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2003, dated March 11, 2004 and filed with the Securities Exchange Commission on March 11, 2004, and the reports Plug Power files from time to time with the Securities and Exchange Commission. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Plug Power Inc.

Financial Highlights

Balance Sheet Data:

	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$37,324,698	$88,685,255
Restricted cash	345,000	345,000
Marketable securities	37,968,772	13,318,850
Accounts receivable	3,725,434	3,307,627
Inventory	3,600,870	2,663,741
Prepaid development costs	—	708,481
Other current assets	1,721,255	1,253,510

Total current assets	84,686,029	110,282,464

Restricted cash	4,330,274	4,330,274
Property, plant and equipment, net	22,424,470	24,122,266
Intangible asset	1,375,000	3,437,500
Investment in affiliates	6,238,408	7,588,891
Goodwill	10,388,980	10,388,980
Other assets	400,502	438,396

Total assets	$129,843,663	$160,588,771

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,616,210	$1,975,370
Accrued expenses and other current liabilities	2,440,019	3,836,583
Deferred revenue	6,458,294	5,184,932

Total current liabilities	11,514,523	10,996,885

Long-term debt and other liabilities	5,360,662	5,305,765

Total liabilities	16,875,185	16,302,650

Stockholders’ equity	112,968,478	144,286,121

Total liabilities and stockholders’ equity	$129,843,663	$160,588,771

Statements of Operations Data:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue
Product and service revenue	$1,335,018	$1,988,093	$4,194,145	$6,166,687
Research and development contract revenue	3,293,805	1,477,011	7,405,297	3,354,946

Total revenue	4,628,823	3,465,104	11,599,442	9,521,633

Cost of revenue and expenses
Cost of product and service revenue	1,239,102	2,028,943	3,887,000	4,649,232
Cost of research and development contract revenue	4,260,544	1,577,243	9,915,450	4,063,812

In-process research and development	—	—	—	3,000,000
Research and development expense:
Noncash stock-based compensation	663,748	500,596	1,659,069	1,433,828
Other research and development	7,932,783	9,727,157	24,528,128	29,338,357
General and administrative expense:
Noncash stock-based compensation	304,048	184,829	1,035,323	355,862
Other general and administrative	1,695,064	1,505,024	5,176,628	4,727,749

Operating loss	(11,466,466)	(12,058,688)	(34,602,156)	(38,047,207)

Interest income, net	234,289	130,017	1,018,243	489,838

Loss before equity in losses of affiliates	(11,232,177)	(11,928,671)	(33,583,913)	(37,557,369)

Equity in losses of affiliates	(451,142)	(476,840)	(1,350,483)	(1,441,928)

Net loss	$(11,683,319)	$(12,405,511)	$(34,934,396)	$(38,999,297)

Loss per share - basic and diluted	$(0.16)	$(0.20)	$(0.48)	$(0.68)

Weighted average number of shares outstanding	73,173,913	60,958,387	73,056,991	57,697,749

Statements of Cash Flows Data:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net loss	$(11,683,319)	$(12,405,511)	$(34,934,396)	$(38,999,297)
Noncash expense	3,158,282	3,598,378	10,368,168	12,192,161
Changes in assets and liabilities	1,242,498	493,017	(1,265,855)	(824,783)

Net cash used in operating activities	$(7,282,539)	$(8,314,116)	$(25,832,083)	$(27,631,919)

Proceeds from acquisition, net	$—	$—	$—	$29,465,741
Purchase of property, plant and equipment	(463,664)	(152,190)	(1,171,495)	(289,554)
Marketable securities	4,463,587	4,060,880	(25,001,174)	15,884,514

Net cash provided by (used in) investing activities	$3,999,923	$3,908,690	$(26,172,669)	$45,060,701

Proceeds from stock options and employee stock purchase plan	$2,900	$5,219	$695,847	$215,318
Other financing activities	(18,960)	(44,449)	(51,652)	(46,968)

Net cash (used in) provided by financing activities	$(16,060)	$(39,230)	$644,195	$168,350